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                                                                    Exhibit 99.1
VALASSIS PURCHASES NCH MARKETING SERVICES




Enhances Marketing Capabilities and Builds International Presence

Livonia, MI, February 13, 2003: Valassis, (NYSE: VCI) the leading company in marketing solutions and connective media, announced today its acquisition of Deerfield, Illinois-based NCH Marketing Services, Inc. NCH is the premier coupon processing and promotion information management company in the United States and worldwide. Valassis acquired NCH for $60 million, paid for out of existing cash which totaled $97.2 million on December 31, 2002. Management believes this accretive transaction will have a positive impact on 2003 earnings per share
(EPS) of approximately $.07 for the 10.5 months of consolidation, which will change the previous 2003 EPS guidance from down 8% to 18% versus 2002 to down 5% to 15%.

"The acquisition of NCH complements Valassis' vision of being an innovative, integrated marketing solutions company," said Alan F. Schultz, Chairman, President and CEO of Valassis. "NCH and Valassis share similar cultures and values. We both strive to continually improve the promotional performance of our customers through consultative selling, data analysis and the increased use of technology."

The acquisition also provides Valassis with a strong international infrastructure and 30 years of NCH international experience. "As a result of being on the Valassis Board of Directors since 1998, I am very familiar with Valassis' portfolio of products and services and feel they have substantial potential internationally," said Brian J. Husselbee, President and CEO of NCH. "The combination of our industry knowledge, resources and relationships with manufacturers and retailers will stimulate our growth worldwide." Husselbee and the NCH management team will remain in their current roles at NCH. Wan Ling Martello, Chief Operating Officer and CFO of NCH, and Husselbee will be present on the Valassis Fourth Quarter Earnings Call on February 20th.

Under the terms of the transaction, Valassis purchased the privately held shares of NCH. A private equity firm held approximately 90% of the equity of NCH with the remaining shares held by management and other minority shareholders. NCH is expected to generate approximately $60 million in prorated revenue in 2003, changing the company's previous 2003 revenue guidance from being down mid-single digits to up slightly. "Based on our growth strategy and analysis, we believe this acquisition is a good use of cash," said Robert L. Recchia, Executive Vice President and CFO of Valassis. "It will have an immediate positive impact on EPS and operating cash flow, while positioning us for future expansion of our products and services worldwide."

About Valassis

Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers. Valassis' Connective Media(TM) portfolio includes: newspaper advertising & inserts, sampling, direct mail, 1 to 1 marketing programs, and consulting and analytic services. With locations nationwide, Valassis has been listed as one of Fortune Magazine's Best Companies to Work for in America for six consecutive years. Valassis subsidiaries and investments include Valassis Canada, PreVision Marketing(R), LLC, Coupons, Inc., Promotion Watch and Valassis Relationship Marketing Systems, LLC. For additional information, visit the company website at http://www.valassis.com.

About NCH Marketing Services

NCH is the global leader in coupon processing and promotion information management with clients that include many of the world's largest retailers and manufacturers. Headquartered near Chicago, IL, NCH also has operations in France, Germany, Italy, Spain, the United Kingdom and Mexico. Throughout its 47-year history, NCH has become widely known for superior quality in promotional processing, as well as, extensive market research and data analysis. Clients benefit from NCH's versatile online software solutions with products such as LAUNCH(R) and BENCHMARK(TM).

Certain statements found in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by

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such forward-looking statements. Such factors include, among others, the following: price competition from the Company's existing competitors; new competitors in any of the Company's businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company's paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; or changes which affect the businesses of our customers and lead to reduced sales promotion spending. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.